Exhibit 10.9

SHARE PURCHASE AGREEMENT

AMONG

MERIDEX SOFTWARE CORPORATION,
BIOGEN SCIENCES INC.

AND

THE SHAREHOLDERS OF BIOGEN SCIENCES INC.

May 10, 2014

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION	2
Definitions	2
Interpretation	7
ARTICLE 2 SHARE PURCHASE	8
Purchase and Sale	8
Purchase Consideration	8
Surrender of Share Certificates	8
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF MERIDEX	8
Representations and Warranties of Meridex	8
Reliance	12
ARTICLE 4 REPRESENTATIONS AND WARRANTIES IN RESPECT OF BSI	13
Representations and Warranties in Respect of BSI	13
Reliance	19
ARTICLE 5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES	19
Survival of Representations and Warranties	19
ARTICLE 6 COVENANTS IN RESPECT OF BSI	20
Covenants in Respect of BSI	20
ARTICLE 7 COVENANTS OF THE BSI SHAREHOLDERS	24
Covenants of the BSI Shareholders	24
ARTICLE 8 COVENANTS OF MERIDEX	25
Covenants of Meridex	25
ARTICLE 9 INDEMNIFICATION	28
Mutual Indemnifications for Breaches of Warranty	28
Limitation on Mutual Indemnification	28
Procedure for Indemnification	28
ARTICLE 10 CONDITIONS PRECEDENT	29
Mutual Conditions Precedent	29
Conditions for the Benefit of Meridex	30
Conditions for the Benefit of BSI Shareholders	31
ARTICLE 11 CLOSING	32
Time of Closing	32
ARTICLE 12 TERMINATION	32
Termination by Meridex	32
Termination by BSI	32
Other Termination Rights	32
Effect of Termination	33
ARTICLE 13 EXPENSES	33
Responsibility for Own Costs	33
ARTICLE 14 GENERAL	33
public Announcement	33

- ii -

Independent Legal Advice	34
Entire Agreement	34
Further Assurances	34
Severability	34
Applicable Law	34
Attornment	34
Successors and assigns	35
Time of Essence	35
Notices	35
Waiver	36
Amendments	36
Remedies Cumulative	36
Counterparts	36

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated as of the 9 day of May, 2014

AMONG:

MERIDEX SOFTWARE CORPORATION, a corporation organized pursuant to the laws of British Columbia, and with an address at 350-409 Granville Street, Vancouver, BC V6C 1T2

(“Meridex”)

AND:

BIOGEN SCIENCES INC., a corporation organized pursuant to the laws of British Columbia, and with an address at 1400-1125 Howe St, Vancouver, BC V6Z-2K8

(“BSI”)

AND:

Dr. Sazzad Hossain, an individual with an address at

XYZZ, Richmond, BC Canada

(“Sazzad”)

AND:

Dr. Hyder A. Khoja, an individual with an address at

28-3850 Dominion St.

Burnaby, BC V5G 1C2

(“SH2”)

AND:

Nick Brusatore, an individual with an address at

#25-130 Brew Street, Port Moody BC.

(“SH3”)

WHEREAS:

(A)       Sazzad, SH2, and SH3 are the shareholders of BSI;

(B)       Sazzad has invented a Botanical Drug Design Platform also described as a Cannabinoid Drug Design Platform and, together with BSI, has begun the process of filing a [US] Provisional Patent application entitled “Method Of Predicting Efficacy Of Drug and Botanical Compound Combinations” (the “In-Process Patent”), a description of which is included in the attached Schedule 4.1(e); and

(C)       Meridex wishes to acquire all of the shares of BSI and the BSI Shareholders wish to sell their BSI Shares to Meridex (each of such capitalized terms as herein defined) on the terms and conditions set out herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Definitions

1.1       In this Agreement, the following terms have the meanings ascribed thereto as follows:

(a)       “Acquisition” means the acquisition of all the BSI Shares by Meridex;

(b)       “Affiliate” has the meaning specified in BCBCA;

(c)       “Agreement” means this share purchase agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

(d)       “Alternative Transaction” has the meaning given to the term in §6. l(m) hereof;

(e)       “Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement;

(f)       “BCBCA” means the British Columbia Business Corporations Act;

(g)       “BSI Assets” means the property and assets of BSI as a going concern, of every kind and description and wheresoever situated, including, for greater certainty and without limitation, the BSI Intellectual Property

(h)       “BSI Information” has the meaning given to the term in §8.l(c)(i) hereof;

(i)       “BSI Intellectual Property” means the Intellectual Property of BSI and Dr. Sazzad Hossain, including, for greater certainty and without limitation, the Botanical Drug Design Platform and the In-Process Patent to be filed

(j)       “BSI Shareholders” means Sazzad, SH2, and SH3;

(k)       “BSI Shares” means the common shares in the capital of BSI;

(l)       “Business Day” means any day, other than a Saturday, Sunday or statutory holiday in British Columbia;

(m)       “Canadian GAAP” means generally accepted accounting principles in Canada as in effect from time to time, consistently applied;

(n)       “Claims” means any suit, action, dispute, civil or criminal litigation, claim, arbitration or legal, administrative or other proceeding or governmental investigation, including appeals and applications for review;

(o)       “Closing” means the completion of the transactions contemplated herein;

(p)       “Closing Date” means May 16, 2014 or such other Business Day as the Parties may agree in writing;

(q)       “CSE” means the Canadian Securities Exchange;

(r)       “CSE Listing Statement” means the CSE prescribed Listing Statement (Form 2A) prepared and filed, as supplemented and amended from time to time, by Meridex;

(s)       “Disclosure Exceptions” means the exceptions to the representations and warranties of Meridex, BSI or the BSI Shareholders, as the case may be, to be provided in writing as contemplated by Article 3 and Article 4 hereof;

(t)       “Environmental Law” means any applicable federal, provincial, state, local or foreign law (including common law), statute, code, rule, regulation, ordinance, or other legal requirement, guidelines, criteria or standards relating to the protection of occupational health or safety or the environment, including natural resources and the protection thereof and other similar guidelines, criteria and standards of Governmental Entities;

(u)       “Environmental Permits” means all permits, authorizations, consents and approvals required by Environmental Laws for the continued operation of the respective businesses of each Party and each of its Subsidiaries as currently conducted or as proposed to be conducted;

(v)       “Escrow Agreement” means the escrow agreement in the form prescribed under the policy NP 46-201 to be entered into by the BSI Shareholders with Meridex and an escrow agent;

(w)       “Governmental Entity” means any government, parliament, legislature, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, court or other law, rule or regulation-making entity having jurisdiction or exercising executive, legislative, judicial, regulatory or administrative powers on behalf of any federation or nation, or any province, territory, state or other subdivision thereof or any municipality, district or other subdivision thereof;

(x)       “Governmental Order” means any order, writ, ruling, judgment, injunction, decree, stipulation, determination, award, directive or citation entered by or with any Governmental Entity;

(y)       “Hazardous Substances” means any substance, material or waste that is regulated by, or forms the basis of liability, now or hereafter, under any applicable Environmental Laws;

(z)       “Indebtedness” means as to any Person, all obligations of such Person for payment of borrowed money, including obligations for payment of principal, interest and penalties;

(aa) “Infringe” has the meaning given to the term in §4.l(f)(ii) hereof;

(bb) “Intellectual Property” means all (i) inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), and all patents, applications for patents and provisional patents (including, without limitation, the in- process patent); (ii) trade secrets, know-how, confidential information, and other proprietary rights and information; (iii) trademarks, service marks, trade names and other indications of origin including all goodwill associated with all of the foregoing, and all applications, registrations and renewals in connection with all of the foregoing, in any jurisdiction; (iv) copyrights and works of authorship, whether copyrightable or not, and all applications, registrations and renewals in connection therewith, in any jurisdiction; (v) Internet domain names; (vi) computer technology, equipment, devices, systems, hardware, software and databases; and (vii) other similar intellectual property or proprietary rights;

(cc) “Laws” means all statutes, codes, ordinance, regulations, statutory rules, published policies, published guidelines and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws, and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities (all references herein to a specific statute being deemed to include all applicable rules, regulations, rulings, orders and forms made or promulgated under such statute and the published policies and published guidelines of the Governmental Entity administering such statute) and will include the published rules and policies of the CSE;

(dd) “Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition, which, in substance, secures payment, or performance of an obligation;

(ee) “Listing Statement” means the CSE Listing Statement in the prescribed form [to be] filed by Meridex in connection with Meridex’s application for listing on the CSE, including all appendices thereto, as the same may be amended from time to time;

(ff) “Material Contracts” means all contracts or other obligations or rights (and all amendments, modifications and supplements thereto to which any Party or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which a Party or its Subsidiaries is a party or by which any of their respective properties or assets are bound that are material to the business, properties or assets of a Party or its Subsidiaries taken as a whole;

(gg) “material fact” has the meaning ascribed thereto in the Securities Act;

(hh) “Meridex Assets” means the property and assets of Meridex as a going concern, of every kind and description and wheresoever situated;

(ii) “Meridex Constating Documents” means the Notice of Articles and Articles of Meridex;

(jj) “Meridex Financial Statements” means the audited financial statements of Meridex for the year ended June 30, 2013, together with the notes thereto;

(kk) “Meridex Information” has the meaning given to the term in §6.1(c) hereof;

(11) “Meridex Shareholders” means the holders of Meridex Shares;

(mm) “Meridex Shares” means the common shares in the capital of Meridex;

(nn) “misrepresentation” has the meaning ascribed thereto in the Securities Act;

(oo) “Name Change” means the change of the name of Meridex from “Meridex Software Corporation” to “Cannabis Technologies Inc.” or such other name selected by the board of directors of Meridex;

(pp) “NP 46-201” means National Policy 46-201 adopted by the members of the Canadian Securities Administrators;

(qq) “Party” means a party to this Agreement and “Parties” means all parties to this Agreement;

(rr) “Permits” means in respect of a party, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of the respective businesses of the Party or any of its Subsidiaries;

(ss) “Permitted Liens” means Liens for current Taxes or other governmental charges not yet due and payable or delinquent, the amount or validity of which is being contested in good faith by appropriate proceedings or which may thereafter be paid without penalty or such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as are not material (alone or in the aggregate) in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of any property subject thereto or affected thereby, and any Liens listed in the Disclosure Exceptions;

(tt) “Person” means and includes an individual, firm, sole proprietorship, partnership, joint venture, venture capital or hedge fund, association, unincorporated association, unincorporated syndicate, unincorporated organization, estate, group, trust, body corporate (including a limited liability company and an unlimited liability company), a trustee, executor, administrator or other legal representative, Governmental Entity, syndicate or other entity, whether or not having legal status;

(uu) “Protection of Corporate Interest Agreement” has the meaning given to the term in §7.1(c) hereof;

(vv) “In-Process Patent” has the meaning given to the term in the recitals hereof;

(ww) “Real Property” has the meaning given to the term in §4.1 (v)(iii) hereof;

(xx) “Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that permits a transaction to be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any applicable Governmental Entity;

(yy) “Securities Act” means the Securities Act (British Columbia) and all blanket rulings, policy statements, orders, rules and notices of the British Columbia Securities Commission;

(zz) “Subsidiary” means, with respect to a specified body corporate, a body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the directors thereof, whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency, are at the time owned, directly or indirectly, by such specified body corporate, and includes a body corporate in like relation to a subsidiary;

(aaa) “Tax Returns” means all returns, declarations, reports, information returns and statements filed or required to be filed with any taxing authority relating to Taxes; and

(bbb) “Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Entity in the nature of a tax, including any interest, additions to tax and penalties applicable thereto;

Interpretation

1.2       For the purposes of this Agreement, except as otherwise expressly provided:

(a)       a reference to an Article is to an Article of this Agreement, and the symbol § followed by a number or some combination of numbers and letters refers to the section, subsection, paragraph, subparagraph, clause or subclause of this Agreement so designated;

(b)       the captions, § numbers and Article numbers appearing in this Agreement are inserted for convenience of reference only and will in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement;

(c)       the word “including”, when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(d)       in the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day;

(e)       a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulation in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulation;

(f)       words importing the masculine gender include the feminine or neuter, words in the singular include the plural, a word importing a corporate entity includes an individual, and vice versa;

(g)       all dollars amounts, unless otherwise specified, are in Canadian dollars; and

(h)       where any matter is stated to be “to the knowledge” or “to the best of the knowledge” of BSI or words to like effect in this Agreement, such will mean the actual knowledge of any of the officers or directors of BSI after due inquiry. Where any matter is stated to be “to the knowledge” or “to the best of the knowledge” of Meridex or words to like effect in this Agreement, such will mean the actual knowledge of the senior officers of Meridex after due inquiry.

ARTICLE 2

SHARE PURCHASE

Purchase and Sale

2.1       Subject to the terms and conditions hereof and based upon the mutual representations, warranties, terms and conditions herein contained and the prior satisfaction or waiver of the conditions precedent, which are set forth in Article 10 herein, each of the BSI Shareholders agrees to assign, sell and transfer to Meridex on the Closing Date all their right, title and interest in and to their respective BSI Shares as set out in Schedule A attached hereto and Meridex agrees to purchase all of the BSI Shares from the BSI Shareholders.

Purchase Consideration

2.2       The purchase price for the BSI Shares will be paid by Meridex on the Closing Date by the issuance of the 4,000,000 Meridex Common Shares, which shall be issued on a prorata basis to the BSI Shareholders in accordance with their respective BSI Shareholdings.

Surrender of Share Certificates

2.3       Each BSI Shareholder who is entitled to receive Meridex Shares in exchange for their BSI Shares as set out in §2.1 will on or after Closing surrender the certificate or certificates representing the BSI Shares held by such BSI Shareholder to Meridex and in return will be entitled to receive a certificate representing Meridex Shares on the basis set out herein. Until such surrender and exchange, the share certificate or certificates representing BSI Shares held by each such BSI Shareholder will be evidence of their right to be registered as a holder of Meridex Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF MERIDEX

Representations and Warranties of Meridex

3.1       Meridex represents and warrants to BSI and each of the BSI Shareholders as follows and acknowledges that BSI and each of the BSI Shareholders is relying on such representations and warranties in connection with the transactions contemplated hereby:

Incorporation, Organization and Authority of Meridex

(a)       Meridex is a corporation duly organized and validly subsisting and in good standing under the laws of British Columbia, and has all the requisite corporate capacity and authority to enter into this Agreement and to perform its obligations hereunder and to carry on its business and to own, lease and operate the Meridex Assets.

Necessary Proceedings

(b)       All necessary and required corporate measures, proceedings and actions of the directors and shareholders of Meridex have been taken or duly initiated to authorize and enable Meridex to enter into and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and to issue the Meridex Shares issuable in connection with the Acquisition.

Valid and Binding Obligation

(c)       This Agreement and each of the Ancillary Agreements to which Meridex is a party have been duly executed and delivered by Meridex and constitute legal, valid and binding obligations of Meridex, enforceable against it in accordance with their respective terms subject only to:

(i)       any limitation under applicable Laws relating to bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors’ rights generally; and

(ii)       the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

Share Capital of Meridex

(d)       The authorized capital of Meridex consists of an unlimited number of common shares without par value of which 36,449,285common shares without par value are duly and validly issued and outstanding as fully paid and non-assessable as of the date hereof. Other than as disclosed in the continuous disclosure record of Meridex (including the Financial Statements) accessible on SEDAR or in writing to BSI, and as contemplated by this Agreement (including §2.2), there is no other agreement, obligation (contractual or otherwise), right or option existing or pending pursuant to which Meridex is or might be required to issue any shares or other securities of its capital.

Reporting Issuer

(e)       Meridex is a reporting issuer under the Securities Act (Alberta) and the Securities Act (British Columbia) and Meridex’s name does not appear on a list of defaulting reporting issuers maintained by the British Columbia or Alberta securities commissions. Meridex is in compliance and up to date with all filings under applicable corporate and securities laws, rules and regulations.

Cease Trading

(f)       No order ceasing trading in securities of Meridex or prohibiting the sale of securities by Meridex is currently in effect and to Meridex’s knowledge, no proceedings for this purpose have been instituted, are pending, contemplated or threatened.

Financial Statements

(g)       The Meridex Financial Statements have been prepared in accordance with Canadian GAAP and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Meridex as of the respective dates thereof and the consolidated sales, income and results of operations of Meridex for the respective financial periods covered thereby.

Auditors

(h)       The auditors of Meridex who audited the Meridex Financial Statements and delivered the audit report with respect to those statements are independent public accountants.

Material Change

(i)       There has been no material change in the capital, business, Meridex Assets, liabilities, obligations (absolute, accrued, contingent or otherwise), operations, condition (financial or otherwise), results of operations, financial position, capital or long-term debt, affairs or prospects of Meridex since the date of the Meridex Financial Statements, which have not been disclosed in the manner required by applicable Laws, and all public filings made by, or on behalf of, Meridex do not contain any untrue statement of a material fact or omit to state a material fact that was required to be stated.

Business of Meridex

(j)       Meridex has conducted and is conducting its business in all material respects in compliance with all applicable Laws, rules and regulations.

Liabilities of Meridex

(k)       There are no known liabilities (whether accrued, absolute, contingent or otherwise) of Meridex of any kind whatsoever, and, to the best of the knowledge of Meridex, there is no basis for assertion against Meridex of any liabilities of any kind, other than:

(i)       liabilities disclosed or reflected in or provided for in the Meridex Financial Statements; or

(ii)       liabilities incurred since the date of the Meridex Financial Statements which were incurred in the ordinary course of Meridex’s business and, in the aggregate, are not materially adverse to its business.

Indebtedness

(l)       Meridex has no bonds, debentures, mortgages, promissory notes or other indebtedness maturing more than one year after the date of their original creation or issuance, and Meridex is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness maturing more than one year after the date of their original creation or issuance.

Guarantees

(m)       Meridex is not a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

Tax Matters

(n)       Meridex is not in arrears or in default in respect of the filing of any required federal, provincial or municipal tax or other tax return; and (i) all taxes, filing fees and other assessments due and payable or collectible from Meridex will have been paid or collected prior to the Closing Date, (ii) no claim for additional taxes, filing fees or other amounts and assessments due and payable or collectible from Meridex has been made which has not been collected, and (iii) to the best of the knowledge of Meridex, no such return contains any misstatement or conceals any statement that should have been included therein.

Meridex Corporate Records

(o)       The corporate records and minute books of Meridex contain substantially complete and accurate minutes of all meetings of the directors and shareholders of Meridex held since its incorporation, and signed copies of all resolutions and Articles duly passed or confirmed by the directors or shareholders of Meridex other than at a meeting, all such meetings having been duly called and held. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of Meridex are complete and accurate.

No Breach Caused by this Agreement

(p)       Neither the execution nor delivery of this Agreement or the Ancillary Agreements to which Meridex is a party nor the fulfillment or compliance with any of the terms and conditions hereof or thereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Meridex Constating Documents of Meridex or any indenture, mortgage, lease, agreement or instrument to which Meridex is subject to, save and except in any case which would not have a material adverse effect, or will require any consent or other action by any administrative or governmental body. Meridex has complied with all licenses, franchises, leases, permits, approvals and agreements to which Meridex is a party or by which Meridex is bound, the breach of which would reasonably have a material adverse effect on Meridex.

Litigation

(q)       To the best of the knowledge of Meridex, there are no claims, demands, disputes, actions, suits, proceedings or investigations pending or threatened against or, directly or indirectly, affecting Meridex (including without limitation, restraining or preventing

Meridex from issuing Meridex Shares in accordance with this Agreement), at law or in equity or before or by any federal, provincial, municipal or other local court or Governmental Entity, domestic or foreign, nor is Meridex subject to any presently effective adverse order, writ, injunction or decree of any such body.

Brokers

(r)       Meridex has not entered a verbal agreement which would entitle Michael Flowerdew to a broker’s commission and/or finder’s fee matters contemplated by this Agreement. The fees are to be paid under the policies of the CSE and are currently under negotiations.

Dividends

(s)       Meridex has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities or agreed to do any of the foregoing.

Approvals

(t)       No approval of, registration, declaration or filing by Meridex with any federal, provincial, municipal or local court or Governmental Entity is necessary to authorize the execution and delivery of this Agreement, or any and all of the documents and instruments to be delivered under this Agreement, by Meridex or the consummation by Meridex of the transactions contemplated herein, other than compliance with any applicable Laws and any required approval of the CSE.

Transfer Agent and Registrar

(u)       Computershare Investor Services Inc. at its offices in Vancouver, British Columbia has been duly appointed as the transfer agent and registrar for all of the outstanding common shares of Meridex.

Share Issuance

(v)       On the Closing Date, the Meridex Shares to be issued by Meridex to BSI Shareholders pursuant to this Agreement will be duly authorized and validly allotted and issued as fully paid and non-assessable Meridex Shares to BSI Shareholders.

Name Change

(w)       Meridex shall effect a Name Change in connection with the Closing.

Reliance

3.2       The representations and warranties in §3.1 are made with the knowledge and expectation that BSI and the BSI Shareholders are placing complete reliance thereon. Such reliance will not be affected by any investigation or examination conducted by BSI or the BSI Shareholders or their representatives before or after the date of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES IN RESPECT OF BSI

Representations and Warranties in Respect of BSI

4.1        The BSI and the BSI Shareholders and jointly and severally represent and warrant to Meridex as follows and acknowledge that Meridex is relying on such representations and warranties in connection with the transactions contemplated hereby:

Incorporation, Organization and Authority of BSI

(a)       BSI is a corporation duly incorporated, organized and validly subsisting and in good standing under the laws of [British Columbia], and has all the requisite corporate capacity and authority to enter into this Agreement and to perform its obligations hereunder and to carry on its business and to own, lease and operate BSI Assets.

Necessary Proceedings

(b)       All necessary or required corporate measures, proceedings and actions of the directors and shareholders of BSI have been taken to authorize and enable BSI to enter into and deliver this Agreement and the Ancillary Agreements to which BSI is a party and to perform its obligations hereunder and thereunder.

Valid and Binding Obligation

(c)       This Agreement and each of the Ancillary Agreements to which BSI is a party have been duly executed and delivered by BSI and constitute, or when duly executed and delivered will constitute, a legal, valid and binding obligation of BSI, enforceable against it in accordance with their respective terms subject only to:

(i)       any limitation under applicable Laws relating to bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors’ rights generally; and

(ii)       the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

Share Capital of BSI

(d)       The authorized capital of BSI consists of 100 common shares, of which 100 common shares are duly and validly issued and outstanding as fully paid and nonassessable shares as at the date hereof. Other than as disclosed to Meridex in writing, there is no other agreement, obligation (contractual or otherwise), right or option, existing or pending pursuant to which BSI is or might be required to issue any further shares or other securities of its capital. Other than the BSI Shares, there are no other securities of BSI issued or outstanding.

BSI Assets

(e)       Schedule 4.1(e) contains a list of all material BSI Assets. Other than the Permitted Liens or other than as disclosed in writing to Meridex, BSI has good and marketable title to the BSI Assets free and clear of any actual, pending or, to the knowledge or belief of BSI, threatened claims, Liens or set-offs whatsoever, including without limitation any action, proceeding or investigation affecting title to BSI Assets, at law or in equity, before any court, administrative agency or Governmental Entity, to all of BSI Assets and to any properties, except those sold in the ordinary course of business during such period, save and except in any case which would not have a material adverse effect. Other than as disclosed to Meridex in writing, BSI has not granted or entered into any agreement, option, understanding or commitment or any encumbrance of or disposal of the BSI Assets or an interest therein or any right or privilege capable of becoming an agreement or option with respect to the BSI Assets and will not do so prior to the Closing Date, save and except in any case which would not have a material adverse effect.

Intellectual Property

(f)	(i) Sazzad or BSI now, or at closing will, own or have the valid rights to use all of the BSI Intellectual Property. BSI has a valid and enforceable right to use all third party Intellectual Property used or held for use in the business of BSI.

(ii)       To Sazzad’s and BSI’s knowledge, the conduct of BSI’s business as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and the Intellectual Property of BSI which is material to the conduct of the business of BSI as currently conducted or as currently proposed to be conducted is not, to BSI’s knowledge, being Infringed by any third party.

Pre-emptive Rights

(g)       No Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription or issuance from treasury of any shares or other securities of BSI or securities convertible into, exchangeable for, or which carry the right to purchase common shares or other securities of BSI.

Financial Statements

(h)       The BSI Financial Statements have been prepared in accordance with Canadian GAAP and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of BSI as of the respective dates thereof and the consolidated sales, income and results of operations of BSI for the respective financial periods covered thereby.

Auditors

(i)       The auditors of BSI who audited the BSI Financial Statements and delivered the audit report with respect to those statements are independent public accountants.

Material Information

(j)       There are no material facts or material information, which exist, and there has been no material change in the capital, business, BSI Assets, liabilities, obligations, condition (absolute, accrued, contingent or otherwise), results of operations, financial position, capital or long-term debt, affairs or prospects of BSI since the date of the BSI Financial Statements, which have not been disclosed in writing to Meridex.

Business of BSI

(k)       Other than as disclosed in writing to Meridex, BSI has conducted and is conducting its business in all material respects in full compliance with all applicable Laws, rules and regulations of each jurisdiction in which its business is carried on and holds all necessary licenses, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, to enable its business to be carried on as it is currently conducted and its property and assets to be owned, leased and operated, and the same are validly existing and in good standing and none of such licenses, permits, approvals, consents, certificates, registrations and authorizations contains any burdensome term, provision, condition or limitation, save and except in any case which would not have a material adverse effect.

Liabilities of BSI

(l)       There are no known liabilities (whether accrued, absolute, contingent or otherwise) of BSI of any kind whatsoever, and, to the best of the knowledge of BSI, there is no basis for assertion against BSI of any liabilities of any kind, other than:

(i)       liabilities disclosed or reflected in or provided for in the BSI Financial Statements; or

(ii)       liabilities incurred since the date of the BSI Financial Statements which were incurred in the ordinary course of the routine daily affairs of BSI’s business or, in the aggregate, are not materially adverse to their businesses.

Indebtedness

(m)       Other than Indebtedness of BSI to Meridex and Indebtedness incurred in the ordinary course of business, BSI has no Indebtedness and is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other Indebtedness.

Guarantees

(n)       BSI is not a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

Tax Matters

(o)       Other than as disclosed to Meridex in writing, BSI is not in arrears or in default in respect of the filing of any required federal, provincial or municipal tax or other tax return; and (i) all taxes, filing fees and other assessments due and payable or collectible from BSI will have been paid or collected prior to the Closing Date, (ii) no claim for additional taxes, filing fees or other amounts and assessments due and payable or collectible from BSI has been made or threatened which has not been collected, and (iii) to the best of the knowledge of BSI, no such return contains any misstatement or conceals any statement that should have been included therein.

Absence of Other Agreements

(p)       Other than as disclosed to Meridex in writing, BSI:

(i)       is not a party to any Material Contract;

(ii)       is not a party to, nor operates any bonus, pension, profit sharing, deferred compensation, retirement, hospitalization insurance, medical insurance or similar plan or practice, formal and informal, in effect with respect to any employees of BSI;

(iii)       is not bound by any agreement whether written or oral with any employee of BSI providing for a specified period of notice of termination nor providing for any fixed term of employment, and has now and as of the Closing Date will have no employees who cannot be dismissed upon such notice as applicable Law may permit;

(iv)       is not bound by any outstanding contract or commitment which requires prior approval of any change of control of BSI; and

(v)       is not bound by any outstanding contract or commitment except those entered into in the ordinary course of business and is not in default under any material contract by which it is bound or under which it is entitled to the benefits of and advantages thereof, save and except in any case which would not have a material adverse effect.

Good Standing of Agreements

(q)       Schedule 4.1(q) contains a list of all contracts material to Meridex. Other than as disclosed to Meridex in writing, BSI is not in default or breach of any of its obligations under any one or more contracts, agreements (written or oral), commitments, indentures or other instruments to which it is a party or by which it is bound save and except in any case which would not have a material adverse effect and there exists no state of facts which, to the best of the knowledge of BSI, after notice or lapse of time or both, would constitute such a default or breach. All such contracts, agreements, commitments, indentures and other instruments have been duly authorized, executed and delivered and are now in good standing and in full force and effect without amendment thereto, BSI is entitled to all benefits thereunder and, to the best of the knowledge of BSI, the other parties to such contracts, agreements, commitments, indentures and other instruments are not in default or breach of any of their obligations thereunder save and except in any case which would not have a material adverse effect.

BSI Corporate Records

(r)       The corporate records and minute books of BSI contain substantially complete and accurate minutes of all meetings of the directors and shareholders of BSI held since its incorporation, and signed copies of all resolutions and by-laws duly passed or confirmed by the directors or shareholders of BSI other than at a meeting, all such meetings having been duly called and held. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of BSI are complete and accurate.

No Breach Caused by this Agreement

(s)       The execution, delivery and performance by BSI of its obligations under this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of any applicable Laws or any license, approval, consent or authorization held by BSI, (ii) require any notice or consent or other action by any Person under, contravene, conflict with, violate, breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which BSI is entitled under, or give rise to any rights of first refusal or trigger any change in control provisions or any restriction under, any provision of any Material Contract or other instrument binding upon BSI or affecting any of its assets, or (iii) result in the creation or imposition of any Lien on any asset of BSI, with such exceptions, in the case of each of clauses (ii) and (iii), as do not have or would not have, or be reasonably expected to have, individually or in the aggregate, a material adverse effect.

Litigation

(t)       To the best of the knowledge of BSI, there are no claims, demands, disputes, actions, suits, proceedings or investigations pending or threatened against or directly or indirectly affecting BSI, at law or in equity or before or by any federal, provincial, municipal or other governmental court, department or Governmental Entity, domestic or foreign, nor is BSI subject to any presently effective adverse order, writ, injunction or decree of any such body.

No Brokers

(u)       Except as disclosed in writing to Meridex, BSI has not entered into any agreement which would entitle any Person to any valid claim against Meridex or BSI for a broker’s commission, finder’s fee or any like payment in respect of any matters contemplated by this Agreement.

Environmental Matters

(v)	(i) BSI carries on its business and operates and maintains the properties and assets used in its business in compliance with all applicable Environmental Law in all material respects and, to the knowledge of BSI, there are no facts at the date hereof that will give rise to a notice of non-compliance by BSI with any applicable Environmental Law.

(ii)       BSI has all material Environmental Permits required for it to operate its business and to own, use and operate the properties and assets used in such business, except in any case where the failure to hold an Environmental Permit would not have a material adverse effect.

(iii)       BSI has not used any of the facilities or real property owned, leased, occupied or used by it (including any real property previously owned, leased, occupied or used by it) (the “Real Property”), or permitted them to be used, to refine, treat, dispose, produce or process Hazardous Substances except in material compliance with all Environmental Law and Environmental Permits held by BSI.

(iv)       BSI has not received written notice, nor does BSI have knowledge of any facts that could give rise to any notice, that BSI is potentially responsible for any remedial or other corrective action or any work, repairs, construction or capital expenditures to be made under any Environmental Law with respect to their respective business or the Real Property.

Dividends

(w)       Except as disclosed in writing to Meridex, BSI has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities or agreed to do any of the foregoing.

Approvals

(x)       No approval of, registration, declaration or filing with any federal, provincial or local court or Governmental Entity is necessary to authorize the execution and delivery of this Agreement, or any and all of the documents and instruments to be detailed under this Agreement by BSI or the consummation by BSI of the transactions contemplated herein, other than compliance with any applicable Laws.

Compliance with Laws

(y)       Other than as disclosed to Meridex in writing and as set out in this Agreement, BSI is not in violation of any federal, provincial, municipal or other law, regulation or order of any Government Entity, domestic or foreign.

Knowledge of BSI

(z)       BSI does not have any information or knowledge of any material facts relating to the business of BSI that, if known to Meridex, might reasonably be expected to deter Meridex from completing the purchase and sale contemplated herein, or the consummation by Meridex of the other transactions contemplated herein.

Shareholders’ Agreements, etc.

(aa) Other than the power of attorney granted by the BSI Shareholders to BSI under this Agreement, there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of BSI.

No Bankruptcy

(bb) No proceedings have been taken, are pending or authorized by BSI or by any other person in respect of the bankruptcy, insolvency, liquidation or winding up of BSI.

Reliance

4.2       The representations and warranties in §4.1 are made with the knowledge and expectation that Meridex is placing complete reliance thereon. Such reliance will not be affected by any investigation or examination conducted by Meridex, or its representatives before or after the date of this Agreement.

ARTICLE 5

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Survival of Representations and Warranties

5.1       The representations and warranties made by Meridex, BSI and the BSI

Shareholders and contained in this Agreement will continue in full force and effect for the benefit of the respective Party or Parties, as applicable, subject to the following:

(a)       except as provided in §5.1(b) and §5.1(c), Meridex, BSI and the BSI Shareholders may make or bring any claim for a period of three years from the Closing Date;

(b)       any claim which is based upon or relates to the tax liability of BSI or Meridex for a particular taxation year may be made or brought at any time prior to the expiration of the period (if any) during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties in respect of such taxation year under applicable tax legislation could be issued, assuming that a waiver or similar document extending such period has not been filed; and

(c)       any claim which is based upon or relates to the title to the Meridex Shares or BSI Shares in connection with this Agreement or which is based upon an intentional misrepresentation or fraud by Meridex, BSI, or any of the BSI Shareholders may be brought at any time.

5.2       After the expiration of the period of time referred to in §5.1, Meridex, BSI and the BSI Shareholders will be released from any and all obligations and liabilities in respect of the representations and warranties made by each of them and contained in this Agreement or in any document or certificate given in order to carry out the transactions contemplated hereby, except with respect to any claims made by any of the Parties in writing prior to the expiration of such period and subject to the rights of each of the Parties to make any claim permitted by §5.1(b) and §5.1(c).

ARTICLE 6

COVENANTS IN RESPECT OF BSI

Covenants in Respect of BSI

6.1       BSI and the BSI Shareholders hereby covenant and agree with Meridex as follows:

Investigations and Availability of Records

(a)       Meridex and its directors, officers, auditors, counsel and other authorized representatives will be permitted to make such commercially reasonable investigations of the properties, the BSI Assets and businesses of BSI and of its financial and legal conditions as Meridex reasonably deems necessary or desirable, provided always that such investigations will not unduly interfere with the operations of BSI. If reasonably requested, BSI will provide copies of the corporate records of BSI, including its minute books, share ledgers and the records maintained in connection with the businesses of BSI. Such investigations will not, however, affect or mitigate in any way the representations and warranties contained in this Agreement, which representations and warranties will continue in full force and effect for the benefit of Meridex.

Necessary Consents

(b)       BSI will use its commercially reasonable best efforts to obtain from BSI’s directors, shareholders and all appropriate Governmental Entities such approvals or consents as are required (if any) to complete the transactions contemplated herein.

Confidentiality

(c)	(i) BSI will keep confidential any confidential information, trade secrets or confidential financial or business documents (collectively the “Meridex Information”) received by it from Meridex concerning Meridex or its business and will not disclose such Meridex Information to any third party; provided that any of such Meridex Information may be disclosed to BSI’s directors, officers, employees, representatives and professional advisors who need to know such Meridex Information in connection with the transactions contemplated hereby (provided BSI will use all reasonable efforts to ensure that such directors, officers, employees, representatives and professional advisors keep confidential such Meridex Information) and provided further that BSI will not be liable for disclosure of Meridex Information upon occurrence of one or more of the following events:

(A)       Meridex Information becoming generally known to the public other than through a breach of this Agreement;

(B)       Meridex Information being lawfully obtained by BSI from a third party or parties without breach of this Agreement by BSI, as shown by documentation sufficient to establish the third party as a source of Meridex Information;

(C)       Meridex Information being known to BSI prior to disclosure by Meridex or its Affiliates, as shown by documentation sufficient to establish such knowledge; or

(D)       Meridex having provided their prior written approval for such disclosure by BSI.

(ii)       In the event this Agreement is terminated in accordance with the provisions hereof, BSI will:

(A)       use all reasonable efforts to ensure that all documents prepared or obtained in the course of its investigations of Meridex or its business and all copies thereof (except for copies that are maintained for archival purposes) are either destroyed or returned to Meridex so as to insure that, so far as possible, any Meridex Information obtained during and as a result of such investigations by the directors, officers, employees, representatives and professional advisors of BSI is not disseminated beyond those individuals concerned with such investigations; and

(B)       not directly or indirectly, use for its own purposes, any Meridex Information, discovered or acquired by the directors, officers, employees representatives and professional advisors of BSI as a result of Meridex making available to them those documents and assets relating to the business of Meridex.

Status and Filings

(d)       BSI will maintain its corporate status and comply with all applicable corporate and securities requirements (including any applicable filing requirements) prior to Closing.

Material Change

(e)       BSI agrees to provide prompt and full disclosure to Meridex of any material information, change or event in the business, operations, financial condition or other affairs of BSI prior to Closing.

Supplements to CSE Listing Statement

(f)       BSI will use its commercially reasonable best efforts to provide information to Meridex about the business and affairs of BSI in order to assist Meridex in its preparation of any supplements or amendments to the CSE Listing Statement. In this connection, BSI will:

(i)       ensure that all information provided by it or on its behalf that is contained in the CSE Listing Statement does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in the CSE Listing Statement and necessary to make any statement that it contains not misleading in light of the circumstances in which it is made; and

(ii)       promptly notify Meridex if, at any time before the Closing Date, it becomes aware that the CSE Listing Statement, or any other public document contains a misrepresentation, an untrue statement of material fact, omits to state a material fact required to be stated in those documents that is necessary to make any statement it contains not misleading in light of the circumstances in which it is made or that otherwise requires an amendment or a supplement to those documents.

BSI Securities

(g)       BSI will not issue any BSI Shares or any other securities of BSI except with the prior written consent of Meridex.

Indebtedness and Working Capital

(h)       Prior to Closing, BSI will satisfy or cancel all Indebtedness of BSI, including all Indebtedness of BSI owed to the BSI Shareholders and Affiliates of BSI.

(i)       On the Closing, BSI will have a working capital surplus and no Indebtedness.

No Acquisitions

(j)       BSI will not, and will not permit any Affiliate of BSI to, acquire or agree to acquire by amalgamation, arrangement, merger or consolidation with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association of other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of BSI.

No Dispositions

(k)       Except in the ordinary course of business consistent with past practice, BSI will not, and will not permit any Affiliate of BSI to, sell, lease, transfer, mortgage, encumber or otherwise dispose of any of their assets or cancel, release or assign any indebtedness or claim.

Normal Course

(l)       During the period from the date of this Agreement to the earlier of the completion of the Acquisition or termination of this Agreement, BSI will operate its business in the usual and ordinary course and will not declare any dividend on, or make other distributions in respect of its outstanding shares, make any distribution, payment or repayment to any non-arm’s length party, enter into any non-arm’s length contracts, issue any securities (other than on the exercise of convertible securities that are currently outstanding), or make any bonus payments to or increase the compensation or benefits of any directors, officer or employee, other than in the usual and ordinary course of business consistent with past practice or pursuant to existing contractual agreements.

Exclusive Dealing

(m)       During the period from the date of this Agreement to the earlier of the completion of the Acquisition or termination of this Agreement, neither BSI, BSI Shareholders, nor any of their respective representatives, associates or affiliates will, unless in any such case specifically authorized in writing by Meridex, directly or indirectly, solicit, initiate or encourage any expression of interest, proposal or offers from or negotiations with, provide information to or facilitate or engage in any discussions or negotiations with, enter into any agreement, commitment or understanding with, or otherwise act jointly or in concert with, any person other than Meridex in order to propose or effect any transaction involving BSI which is similar to the Acquisition, including, without limitation (i) the acquisition or disposition of all or any substantial part of the issued or unissued shares of BSI or any of its affiliates, or (ii) any arrangement, amalgamation, merger, sale of assets, take-over bid, reorganization, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving BSI or any of its affiliates and any other party (other than Meridex) (each an “Alternative Transaction”). BSI will immediately notify Meridex, in writing, upon receipt of any expression of interest, proposal or offer from any Person relating to an Alternative Transaction and will forthwith disclose to Meridex all relevant details thereof.

Compliance with Laws

(n)       BSI will not do any act or take any steps that would be in violation or contrary to any applicable Laws in any material respect.

All Other Actions

(o)       BSI will use all reasonable efforts to satisfy each of the conditions precedent set out in this Agreement to be satisfied by it as soon as practical and in any event before the Closing Date, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable that are commercially reasonable to permit the completion of the Acquisition in accordance with the terms and conditions of this Agreement and applicable Laws.

ARTICLE 7

COVENANTS OF THE BSI SHAREHOLDERS

Covenants of the BSI Shareholders

7.1       Each of the BSI Shareholders hereby covenants and agrees with Meridex as follows:

Delivery of Share Certificates

(a)       The BSI Shareholder entitled to receive Meridex Shares in exchange for such shareholder’s BSI Shares as set out in §2.1 will on or after Closing surrender the certificate or certificates representing the BSI Shares held by it to Meridex and in return will be entitled to receive a certificate representing Meridex Shares on the basis set out herein. Until such surrender and exchange, the share certificate or certificates, representing BSI Shares held by the BSI Shareholder will be evidence of its right to be registered as a holder of Meridex Shares.

Filing of Reports

(b)       The BSI Shareholders consent to, and will assist Meridex with, the filing by Meridex from time to time of any reports or other documents required by the CSE or any securities commission or similar regulatory authority with respect to the issuance of Meridex Shares pursuant to this Agreement or any matter provided for herein.

Escrow, Protection of Corporate Interests and other Agreements

(c)       The BSI Shareholders will each execute and deliver to Meridex such agreements and documents, and take such further action, as may reasonably be required by Meridex or the CSE to give effect to the Acquisition or any matter provided for herein. Without limiting the foregoing, each BSI Shareholders will each execute and deliver to Meridex the Escrow Agreement and a protection of corporate interest agreement (the “Protection of Corporate Interest Agreement”) substantially in the form set out on Schedule 7.1(c).

Power of Attorney

(d)       The BSI Shareholders hereby irrevocably authorize BSI:

(i)       to act as their representatives at the Closing and to execute in each of their names and on their behalf all closing receipts and documents required;

(ii)       to complete or correct any errors or omissions in or to make non-material amendments, modifications or supplements to any form or document, including this Agreement, provided by the BSI Shareholders;

(iii)       to receive on each of their behalf certificates representing the Meridex Shares purchased under this Agreement;

(iv)       to approve any opinions, certificates or other documents addressed to the BSI Shareholders;

(v)       to waive, in whole or in part, any representations, warranties, covenants or conditions for the benefit of the BSI Shareholders and contained in this Agreement, including without limitation under §14.11, or any of the Ancillary Agreements to which either of the BSI Shareholders is a party; and

(vi)       to exercise any rights of termination contained in this Agreement or any of the Ancillary Agreements to which either of the BSI Shareholders is a party, including without limitation under Article 12.

ARTICLE 8

COVENANTS OF MERIDEX

Covenants of Meridex

8.1       Meridex hereby covenants and agrees with BSI as follows:

Investigations and Availability of Records

(a)       BSI and its directors, officers, auditors, counsel and other authorized representatives will be permitted to make such commercially reasonable investigations of the property, assets and business of Meridex and of its financial and legal condition as BSI reasonably deems necessary or desirable, provided that such investigations will not unduly interfere with the operations of Meridex. If reasonably requested, Meridex will provide copies of Meridex’s corporate records, including its minute books, share ledgers and the records maintained in connection with the business of Meridex. Such investigations will not, however, affect or mitigate in any way the representations and warranties contained in this Agreement, which representations and warranties will continue in full force and effect for the benefit of BSI.

Necessary Consents

(b)       Meridex will use commercially reasonable efforts to obtain from Meridex’s directors, shareholders and all appropriate Governmental Entities such approvals or consents as are required (if any) to complete the transactions contemplated herein.

Confidentiality
(c)	(i) Meridex will keep confidential any confidential information, trade secrets or confidential financial or business documents (collectively the “BSI Information”) received by it from BSI concerning BSI or its business and will not disclose such Information to any third party; provided that any of such BSI Information may be disclosed to Meridex’s directors, officers, employees, representatives and professional advisors who need to know such BSI Information in connection with the transactions contemplated hereby (provided Meridex will use all reasonable efforts to ensure that such directors, officers, employees, representatives and professional advisors keep confidential such BSI Information) and provided further that Meridex will not be liable for disclosure of BSI Information upon the occurrence of one or more of the following events:

(A)       BSI Information becoming generally known to the public other than through a breach of this Agreement;

(B)       BSI Information being lawfully obtained by Meridex from a third party or parties without breach of this Agreement by Meridex, as shown by documentation sufficient to establish the third party as a source of BSI Information;

(C)       BSI Information being known to Meridex prior to disclosure by BSI, or its Affiliates, as shown by documentation sufficient to establish such knowledge; or

(D)       BSI having provided its prior written approval for such disclosure by Meridex.

(ii) In the event this Agreement is terminated in accordance with the provisions hereof, Meridex will:

(A)       use all reasonable efforts to ensure that all documents prepared or obtained in the course of its investigations of BSI or its business and all copies thereof (except for copies that are maintained for archival purposes) are either destroyed or returned to BSI so as to insure that, so far as possible, any BSI Information obtained during and as a result of such investigations by the directors, officers, employees, representatives and professional advisors of Meridex is not disseminated beyond those individuals concerned with such investigations; and

(B)       not directly or indirectly, use for its own purposes, any BSI Information, discovered or acquired by the directors, officers, employees, representatives and professional advisors of Meridex as a result of BSI making available to them those documents and assets relating to the business of BSI.

Approval of Acquisition and Name Change

(d)       Meridex will use commercially reasonable efforts to obtain the approval of the CSE and any Regulatory Approvals for the Acquisition and the Name Change.

Status and Filings

(e)       Meridex will maintain its corporate status and comply with all applicable corporate and securities requirements (including any applicable filing requirements) prior to Closing.

Material Change

(f)       Meridex agrees to conduct its business in the ordinary course prior to closing and to provide prompt and full disclosure to BSI of any material information, change or event in the business, operations, financial condition or other affairs of Meridex prior to Closing.

Supplements to the CSE Listing Statement

(g)       Meridex will prepare any supplements or amendments to the CSE Listing Statement that may be required to be filed in connection with the transactions contemplated herein.

Compliance with Laws

(h)       Meridex will not do any act or take any steps that would be in violation or contrary to the Securities Act or any other applicable Laws in any material respect.

All Other Actions

(i)       Meridex will use commercially reasonable efforts to satisfy each of the conditions precedent set out in this Agreement to be satisfied by it as soon as practical and in any event before the Closing Date, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable that are commercially reasonable to permit the completion of the Acquisition in accordance with the terms and conditions of this Agreement and applicable Laws.

ARTICLE 9

INDEMNIFICATION

Mutual Indemnifications for Breaches of Warranty

9.1       Subject to §9.2, Meridex hereby covenants and agrees with each of BSI and the BSI Shareholders, and each of BSI and the BSI Shareholders hereby jointly and severally covenants and agrees with Meridex, (the Parties covenanting and agreeing to indemnify another Party under this section are hereinafter individually referred to as the “Indemnifying Party” and the Party being indemnified by another Party under this §9.1 are hereinafter individually referred to as the “Indemnified Party”) to indemnify and save harmless the Indemnified Party from and against any claims which may be made or brought against the Indemnified Party or which it may suffer or incur as a result of, or arising out of any non-fulfillment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any Ancillary Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement or any Ancillary Agreement.

Limitation on Mutual Indemnification

9.2       The indemnification obligations of each of the Parties pursuant to §9.1 will be subject to the following:

(a)       the applicable limitation mentioned in Article 5 respecting the survival of the representations and warranties; and

(b)       an Indemnifying Party will not be required to indemnify an Indemnified Party until the aggregate claims sustained by that Indemnified Party exceeds a value of $5,000, in which case, the Indemnifying Party will be obligated to the Indemnified Party for all claims.

Procedure for Indemnification

9.3       The following provisions will apply to any Claims for which an Indemnifying Party may be obligated to indemnify an Indemnified Party pursuant to this Agreement:

(a)       upon receipt from a third party by the Indemnified Party of notice of a claim or the Indemnified Party becoming aware of a claim in respect of which the Indemnified Party proposes to demand indemnification from the Indemnifying Party, the Indemnified Party will give notice to that effect to the Indemnifying Party with reasonable promptness, provided that failure to give such notice will not relieve the Indemnifying Party from any liability it may have to the Indemnified Party except to the extent that the Indemnifying Party is prejudiced thereby;

(b)       in the case of Claims arising from third parties, the Indemnifying Party will have the right by notice to the Indemnified Party not later than 30 days after receipt of the notice described in §9.3(a) above to assume the control of the defense, compromise or settlement of the claims, provided that such assumption will, by its terms, be without costs to the Indemnified Party and the Indemnifying Party will at the Indemnified Party’s request furnish it with reasonable security against any costs or other liabilities to which it may be or become exposed by reason of such defense, compromise or settlement;

(c)       upon the assumption of control by the Indemnifying Party as aforesaid, the Indemnifying Party will diligently proceed with the defense, compromise or settlement of the claims at its sole expense, including employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party will co-operate fully, but at the expense of the Indemnifying Party, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are necessary to enable the Indemnifying Party to conduct such defense; provided always that the Indemnified Party will be entitled to reasonable security from the Indemnifying Party for any expense, costs or other liabilities to which it may be or may become exposed by reason of such co-operation;

(d)       the final determination of any such claims arising from third parties, including all related costs and expenses, will be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such claims against the Indemnifying Party hereunder; and

(e)       should the Indemnifying Party fail to give notice to the Indemnified Party as provided in §9.3(b) above, the Indemnified Party will be entitled to make such settlement of the claims as in its sole discretion may appear reasonably advisable, and such settlement or any other final determination of the claims will be binding upon the Indemnifying Party.

ARTICLE 10

CONDITIONS PRECEDENT

Mutual Conditions Precedent

10.1       The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the mutual benefit of both Meridex and the BSI Shareholders, and may be waived by Meridex and the BSI Shareholders, in writing:

(a)       all required approvals, consents and authorizations of third parties in respect of the transactions contemplated herein, including without limitation all necessary shareholder and Regulatory Approvals, will have been obtained on terms acceptable to Meridex and the BSI Shareholders acting reasonably;

(b)       the CSE will have conditionally approved the Acquisition;

(c)       there will not be in force any injunction, order or decree which constitutes or if this Acquisition was consummated would constitute a material adverse effect;

(d)       all items required by the CSE in respect of the transactions contemplated herein will have been obtained, including, if applicable, shareholder approvals; and

(e)       there will not exist any prohibition or law against the completion of the Acquisition and there will not be enacted, promulgated or applied any Governmental Order to enjoin, prohibit or impose any material limitations or conditions on the Acquisition.

Conditions for the Benefit of Meridex

10.2       The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of Meridex and may be waived, in whole or in part, by Meridex in its sole discretion:

(a)       the representations and warranties of BSI and the BSI Shareholders contained in this Agreement or in any Ancillary Agreement will have been true and correct as of the date of this Agreement and will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, save and except in any case which would not have a material adverse effect;

(b)       BSI and the BSI Shareholders will have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by BSI and the BSI Shareholders at or prior to the Closing Date;

(c)       Each of the BSI Shareholders will have entered into the Escrow Agreement and a Protection of Corporate Interests Agreement, and Sazzad will have entered into an employment agreement with Meridex;

(d)       BSI will have settled, in exchange for BSI Shares, all shareholders loans of BSI and debt owed to any related party of BSI;

(e)       other than Indebtedness of BSI to Meridex, BSI will not have incurred or guaranteed any Indebtedness without Meridex’s prior written consent, which consent will not be unreasonably withheld;

(f)       BSI will not have entered into any material agreements with any third party other than Meridex after the date of this Agreement without Meridex’s prior written consent, which consent will not be unreasonably withheld;

(g)       Meridex will be satisfied, in its sole discretion acting reasonably, as to the results of its due diligence investigation of BSI’ business and financial matters;

(h)       Meridex will have received a certificate of BSI addressed to Meridex and dated the Closing Date, signed on behalf of BSI by a senior executive officer of BSI, confirming that the conditions in § 10.2(a), (b), (d), (e), (f), 10.2(j), and (k) have been satisfied;

(i)       legal opinions as customarily provided in transactions similar to the Acquisition, from legal counsel for BSI and the BSI Shareholders dated the Closing Date and in a form satisfactory to Meridex and its counsel, acting reasonably, will have been received by Meridex at the Closing;

(j)       no action or proceeding will be pending or threatened by any Person (other than Meridex) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right of BSI to conduct its business after the Closing Date on substantially the same basis as operated immediately prior to the date hereof and no action, suit or legal proceeding will have been taken before or by any Governmental Entity or by any Person that would, if successful, have a material adverse effect on BSI; and

(k)       since the date of this Agreement, there will have been no material adverse effect with respect to BSI, or any event, occurrence or development, including the commencement of any action, suit or other legal proceeding which would reasonably be expected to have a material adverse effect on BSI.

Conditions for the Benefit of BSI Shareholders

10.3       The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of the BSI Shareholders and may be waived, in whole or in part, by the BSI Shareholders in their sole discretion:

(a)       the representations and warranties of Meridex contained in this Agreement or in any Ancillary Agreement will have been true and correct as of the date of this Agreement and will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such Closing Date, save and except in any case which would not have a material adverse effect on Meridex;

(b)       Meridex will have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by Meridex at or prior to the Closing Date;

(c)       the BSI Shareholders will have received a certificate of Meridex addressed to the BSI Shareholders and dated the Closing Date, signed on behalf of Meridex by a senior executive officer of Meridex, confirming that the conditions in § 10.3(a) and (b) have been satisfied.

ARTICLE 11

CLOSING

Time of Closing

11.1       The Closing of the transactions contemplated herein will be completed at the offices of McMillan LLP, Suite 1500, 1055 West Georgia Street Vancouver, British Columbia, V6E 4N7, at 10:00 a.m. (Vancouver time) on the Closing Date, or at such other time and place as may be mutually agreed upon by the Parties hereto.

ARTICLE 12

TERMINATION

Termination by Meridex

12.1       If any of the conditions set forth in §10.1 or §10.2 have not been fulfilled or waived at or prior to the Closing Date or any obligation or covenant of BSI or the BSI Shareholders to be performed at or prior to the Closing Date has not been observed or performed by such time, Meridex may terminate this Agreement by notice in writing to BSI (which will constitute notice in writing to the BSI Shareholders), and in such event Meridex will be released from all obligations hereunder save and except for its obligations under Article 9 and §8.1(c) and §13.1, which will survive. If Meridex waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation, or covenant in whole or in part.

Termination by BSI

12.2       If any of the conditions set forth in §10.1 or §10.3 have not been fulfilled or waived at or prior to Closing Date or any obligation or covenant of Meridex to be performed at or prior to the Closing Date has not been observed or performed by such time and such failure is not as a result of a material breach of any provision of this Agreement or default of a covenant or obligation hereunder by BSI, BSI may terminate this Agreement by notice in writing to Meridex, and in such event BSI and the BSI Shareholders will be released from all obligations hereunder save and except for their obligations under Article 9 and §6.1(c) and §13.1, which will survive. If BSI (on its own behalf and on behalf of the BSI Shareholders) waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of their rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

Other Termination Rights

12.3       This Agreement may, by notice in writing given prior to or on the Closing Date, be terminated:

(a)       by mutual consent of Meridex and BSI; and

(b)       by either Meridex or BSI if the Acquisition is not consummated by September 30, 2014 or such other date as may be agreed to by Meridex and BSI, provided that no Party may terminate this Agreement under this § 12.3(b) if such party is in a material breach of any provision of this Agreement or otherwise in default of a covenant or obligation hereunder;

and, in such event, each Party will be released from all obligations under this Agreement, save and except for its obligations, if any, under Article 9 and §6.1(c), §8.1(c) and §13.1, which will survive.

Effect of Termination

12.4       Each Party’s right of termination under this Article 12 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Nothing in Article 12 will limit or affect any other rights or causes of action the Parties may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.

ARTICLE 13

EXPENSES

Responsibility for Own Costs

13.1       Each Party will be responsible for its own legal and audit fees and other charges incurred in connection with the preparation of this Agreement, all negotiations between the Parties and the consummation of the transactions contemplated hereby.

ARTICLE 14

GENERAL

Public Announcement

14.1       No party to this Agreement will make any press release, public announcement or public statement about the transactions contemplated herein which has not been previously approved by the other, except that either party may make a press release or filing with a regulatory authority if counsel for such party advises that such press release or filing is necessary, in which case such party will first make a reasonable effort to obtain the approval of the other. Notwithstanding the foregoing, immediately after the execution of this Agreement, BSI and Meridex will issue a joint public announcement, announcing the entering into of this Agreement, which announcement will address all matters required by the policies of the CSE and applicable Laws and will be in form and substance acceptable to each of them, acting in a commercially reasonable manner. No Party will issue any news release or public statements inconsistent with such public announcement.

Independent Legal Advice

14.2       Each of the Parties acknowledges that it has read, understands and agrees with all of the provisions of this Agreement and acknowledges that he has had the opportunity to obtain independent legal advice with respect thereto.

Entire Agreement

14.3       This Agreement, the Ancillary Agreements and the schedules referred to herein constitute the entire agreement among the Parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the Parties hereto will be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the schedules, documents and instruments to be delivered on the Closing Date pursuant to this Agreement. The Parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments to be delivered on the Closing Date, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such schedules, documents or instruments.

Further Assurances

14.4       Each of the Parties hereto will from time to time after the Closing Date at the other’s request and expense and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other may reasonably require to give effect to any matter provided for herein.

Severability

14.5       In the event that any provision or part of this Agreement is determined by any court or other judicial or administrative body to be illegal, null, void, invalid or unenforceable, that provision will be severed to the extent that it is so declared and the other provisions of this Agreement will continue in full force and effect.

Applicable Law

14.6       This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Attornment

14.7       The Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the Province of British Columbia for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of British Columbia and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such applicable courts, as the case may be, that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

Successors and Assigns

14.8       This Agreement will accrue to the benefit of and be binding upon each of the Parties hereto and their respective heirs, executors, administrators and assigns, provided that this Agreement will not be assigned by any one of the Parties without the prior written consent of the other Party.

Time of Essence

14.9       Time will be of the essence hereof.

Notices

14.10       Any notice required or permitted to be given hereunder will be in writing and will be effectively given if (i) delivered personally, (ii) sent prepaid courier service or mail, or (iii) sent prepaid by facsimile transmission or other similar means of electronic communication (confirmed on the same or following day by prepaid mail) addressed as follows:

(a)          in the case of notice to Meridex:

Meridex

Terese Gieselman

Attention: Chief Financial Officer

Tel: 1-250-768-0009

Email: tgieselman.minco@telus.net

in the case of notice to BSI, the BSI Shareholders:

Glen Harder

Tel: 604-682-4466

Email: gharder@har-law.com

Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid will: (i) if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery; (ii) if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received (but not actually received) on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth

Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same will be deemed to have been given, sent, delivered and received in the ordinary course of the mail, allowing for such discontinuance or interruption of regular postal service; and (iii) if sent by facsimile machine, be deemed to have been given, sent, delivered and received on the date the sender receives the facsimile machine answer back confirming receipt by the recipient.

Waiver

14.11       Any Party hereto which is entitled to the benefits of this Agreement may, and has the right to, unless otherwise provided, waive any term or condition hereof at any time on or prior to the Closing Date, provided however that such waiver will be evidenced by written instrument duly executed on behalf of such Party.

Amendments

14.12       No amendment, modification or supplement to this Agreement will be effective unless provided in writing and signed by all the Parties hereto and approved by all necessary governmental regulatory authorities.

Remedies Cumulative

14.13       The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

Counterparts

14.14       This Agreement may be executed in several counterparts (by original or facsimile signature), each of which when so executed will be deemed to be an original and each of such counterparts, if executed by each of the Parties, will constitute a valid and enforceable agreement among the Parties.

IN WITNESS WHEREOF this agreement has been executed by the Parties hereto as of the date first above written.

IN WITNESS WHEREOF this agreement has been executed by the Parties hereto as of the date first above written.

IN WITNESS WHEREOF this agreement has been executed by the Parties hereto as of the date first above written.

SCHEDULE A

LIST OF BSI SHAREHOLDERS AND
THEIR RESPECTIVE SHAREHOLDINGS IN BSI

Shareholder	Number of BSI Shares
Nick Brusatore	50
Dr. Sazzad Hossain	35
Dr. Hyder A. Khoja	15

SCHEDULE 4.1(e)

LIST OF BSI ASSETS

SCHEDULE 4.1(q)

LIST OF MATERIAL CONTRACTS OF BSI

N/A

SCHEDULE 7.1(c)

PROTECTION OF CORPORATE INTEREST

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